FORUM FUNDS
                               TWO PORTLAND SQUARE
                              PORTLAND, MAINE 04101

VIA EDGAR


                                                        June 22, 2000


Mr. John M. Ganley
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         RE:      FORUM FUNDS - CIK NO. 315774
                  REQUEST FOR WITHDRAWAL OF AN AMENDMENT TO THE REGISTRATION STATEMENT
                  FILED ON FORM N-14
                  FILE NO. 333-37772

Dear Mr. Ganley:

         On behalf of Forum Funds (the "Trust"), and pursuant to Rule 477 under the Securities Act of 1933, as amended, (the "1933 Act"), we hereby request the withdrawal of the Trust's registration statement on Form N-14 (the "Registration Statement") as filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 488 under the 1933 Act on May 24, 2000, accession number 0001004402-00-000158.

         The Registration Statement, as filed with the Commission on May 24, 2000, is being withdrawn as it is unclear as to whether the proposed transaction will proceed.

         If you should have any questions regarding this request, please contact Leslie Klenk directly at (207) 822-6680.


                                                         Very truly yours,

                                                         /s/ John Y. Keffer

                                                         John Y. Keffer
                                                         Chairman


cc:      Anthony C.J. Nuland

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